EXHIBIT 99.2

To Form 8-K dated April 28, 2016

Final Transcript

Customer: Seacoast Banking Corporation Call Title: First Quarter Earnings Confirmation Number: 42335601 04-29-16 Host: Dennis Hudson Date: April 29, 2016 Time/Time Zone: 9:00 am Central Time

SPEAKERS

Dennis Hudson - CEO

Steve Fowle - CFO

Chuck Shaffer - Head of Community Banking Division

David Houdeshell - Chief Risk Officer

Jeff Lee - Marketing and Analytic

ANALYSTS

Michael Young - SunTrust

Christopher Marinac - FIG Partners

PRESENTATION

Operator: Welcome to the Seacoast’s First Quarter Earnings Conference Call. My name is Victoria, and I will be your operator for today's call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. Please note that this conference is being recorded.

I will now turn the call over to Dennis Hudson. Dennis, you may begin.

Dennis Hudson: Thank you very much and thank you all for joining us today for our First Quarter 2016 Earnings Conference call. Our press release released yesterday after the market closed and slides with some supplementary information are posted on our website at seacoastbanking.com and you can find that information under Presentations.

Confirmation Number: 42335601

April 29, 2016 at 9:00 am Central Time

Before we begin, I’ll direct your attention as always to the statement contained at the end of the press release regarding forward-looking statements that we may make during our call. We’ll be discussing issues that constitute forward-looking statements within the meaning of the Securities and Exchange Act, and our comments today are intended to be covered within the meaning of that Act.

With me today is Steve Fowle, our Chief Financial Officer, who will be discussing our financial and operating results. Also joining us in the room are Chuck Shaffer, who heads our Community Banking Division; David Houdeshell, our Chief Risk Officer; as well as Jeff Lee, Marketing and Analytics. All of us are going to be available to answer your questions following the conclusion of our prepared remarks.

Earnings for the first quarter came in very close to our expectations. Adjusted earnings per share were $0.19 for the quarter with an adjusted ROA of 0.76% and an adjusted return on tangible common of 8.5%. Our earnings for the quarter were not at a level that we feel are at all acceptable and we are forecasting significant improvements in the coming quarters. We are reiterating our previous target of an adjusted $1 per share for 2016, and obviously this means we expect to see meaningful improvement in Q2 and even greater improvement in the second half of the year as we post better earnings.

Steve is going to give us some additional details later in the call, but I would say the elements that will drive further earnings improvement this year will be planned legacy branch consolidations as well as the revenue and cost efficiencies related to our recent acquisitions. In addition, contributing to our improvement will be continued organic growth.

Confirmation Number: 42335601

April 29, 2016 at 9:00 am Central Time

The two acquisitions, one of which closed and was converted in March, and the other one which will close and convert in June, add around $800 million of assets to our balance sheet. They are both in market and there are overlaps between each of the acquired franchises as well as overlaps of those acquired franchises with our existing franchise. So if you think about it, we’re layering in not two but three distinct franchises together and we’re doing this simultaneously.

Each franchise has its own infrastructure to support and serve its customers, everything, of course, from branches to credit support to sales. And the efficiencies afforded us due to combining a total of three rather than two are beyond that found in a typical consolidation, and yet our combined customers actually gain in terms of convenience. We’ll have more offices at the end than any of the original three franchises had, while our added scale has provided significant efficiency gains.

Here is another way we look at it. By the end of this year, we expect our overall deposits per branch to hit $80 million or more, which is a substantial improvement compared with $65 million, which was the number at the start of this year.

So with continued organic growth and significant gains and efficiency, we believe we can hit an adjusted $1 per share this year and that comes with very needed improvements in ROA, ROE and our overhead ratio. And don’t forget, part of this gain also results from our digital and analytics focus, particularly our success in shifting ordinary transactions out of the branch and into our other channels. This will continue to be an important element as we go forward. And we’re going to continue to find opportunities to refine our branch footprint as our digital strategy takes hold, and as I said earlier, routine transactions are pulled into lower cost channels like our mobile, ATM and business remote deposit channels.

Confirmation Number: 42335601

April 29, 2016 at 9:00 am Central Time

The success we’ve achieved through implementing our digital analytics and marketing strategy is paying off for shareholders in three areas. First, by powering our organic growth. Also, number two, by boosting our cross sell effectiveness, which is deepening and increasing the profitability of our customer relationships. And finally, it’s paying off for shareholders by transforming our business model as we continue to shift transactions out of branches which are inherently most costly to low cost out of branch channels. I am going to discuss each of these dynamics in turn, starting with our organic growth.

First quarter organic growth in households was again strong at 4.2% annualized. Adding the 3,400 households that we gained in our acquisition of Floridian Bank, which again closed in the first quarter, our total households grew 5% for the quarter, not annualized. Equally impressive, showing our ability to successfully integrate and retain customers from the banks we've acquired, our previous BankFirst and Grand Bank acquisitions which all occurred over the last 18 months posted household growth in excess of the legacy franchise. In fact, the combined household growth in those two franchises that we acquired achieved a 6.7% annualized rate in the first quarter.

The second dynamic is our remarkable increase in cross-sell effectiveness. Our cross sell engine is bearing fruit by strengthening relationships with customers as we provide them additional services. As you know, as we add additional services the profitability and the stickiness of our customers increase, and the cost of our serving those customers as a percent of revenue is greatly reduced. In 2014, our digital efforts were in their infancy. Our success since 2015 is due in large measure to our retail organizations’ embrace of the opportunity provided by our cross sell engine. This engine uses software and analytics to drive cross sell against seven distinct marketing touch points, including both digital and human.

Here are the results: Sales of all products and services, excluding the Floridian acquisition, grew 2.6% quarter-over-quarter or about 10.5% annualized. Consumer loans sold to existing households continue to grow with an annualized first quarter growth rate of 4% compared to the first quarter of last year. To give you an indication of the effectiveness of our cross sell engine, consumer loan production is up 57% compared with the first quarter of 2014.

Confirmation Number: 42335601

April 29, 2016 at 9:00 am Central Time

New deposit accounts sold to existing households also was continuing to grow with our first quarter annualized growth rate of 7%. Compared to 2014's first quarter, our new account origination is up 47% out of our cross sell engine. Debit card spend from our customers reached a new high in the first quarter of this year, up 15.8% compared with last year's first quarter and up almost 2% sequentially. That growth results from a lot of outbound calling and cross sell that we're doing to encourage debit card usage.

Lastly, we're making steady progress in transforming our business model and this progress is laying a foundation for future cost reduction. Nearly one-third, 31% to be precise, of our check deposits were made outside of our branches in the first quarter of 2016 compared to 29% in the fourth quarter of last year and 22% in the year ago quarter. That's almost 1 million annualized basic check transactions taking place on our mobile app, in our ATM’s and not in our brick and mortar locations.

Consumer loans originated outside of the branch rose to 18% of our total production this quarter, up from 12.5% one year ago. And the percent of deposit accounts opened outside the branch increased to 12% of total up from 5% a year ago, and up 10.3% sequentially.

Looking specifically at mobile adoption, more than 27% of our eligible primary checking customers are now actively engaged on a regular basis with our mobile banking app. That represents a 19% increase in users in just the last six months. Nearly 9% of check deposits were made just in mobile phones in March of this year and we're beginning the catch up in a favorable way with a lot of the top tier money center banks. Bank of America I think reported mobile deposits accounted for 16% of all deposits.

Confirmation Number: 42335601

April 29, 2016 at 9:00 am Central Time

Turning to acquisitions, we're pleased to have completed the Floridian acquisition this quarter in March. After a flawless conversion, we look forward to serving our new customers and expanding our communities, both in Orlando and in Daytona Beach. Later this quarter, we expect to complete our acquisition of the BMO Harris Orlando banking franchise, which will bring us another 8,000 customers – both consumers, small business and medium sized businesses. And this will help us further solidify our position in Orlando where we will then become a top 10 bank in the metro area with almost $1 billion in low cost deposits.

We announced during the quarter the closing of four Seacoast's legacy branches and I think four or five Floridian branches. Our ability to keep Seacoast's net promoter score and other customer satisfaction metrics high by delivering services in ways that our customers prefer, whether it be through our ATMs, mobile or online banking or even our Florida based 24x7 call center will increasingly benefit shareholders. It will enable us to reduce our infrastructure, boost our ROA and help generate additional income producing assets.

Becoming a digital savvy but homegrown community bank benefits from being based in Florida, one of the most buoyant economies in the nation. Florida’s economic growth continues to outpace the nation and we’re especially proud that Orlando ranked number one in 2015 among the nation’s large labor markets in job creation.

To close out my comments, I just want to join together with my fellow directors and say that we are very pleased to have announced this quarter the appointment of Herb Lurie and Tim Huval to our board. Herb has a distinguish career as an M&A attorney before leading the financial institutions and M&A group at Merrill Lynch and most recently Guggenheim Securities. Tim is a transformational leader with deep Human Resources and operations experience, including work in high volume credit approval and fulfillment while he was at Bank of America, and more recently in his role as Chief Human Resources Officer and a member of executive team at Humana.

Confirmation Number: 42335601

April 29, 2016 at 9:00 am Central Time

Both of these terrific folks bring additional depth and capabilities to what is already and exceptional Board of Directors. Your board is engaged and deeply involved in the strategic direction and operation of Seacoast and we really look forward to Tim and Herb’s contributions going forward.

Again, as I said at the outset, reflecting our confidence and our sustained ability to increase our earnings, we’re affirming our adjusted diluted EPS guidance of $1 per share this year. This represents around a 32% growth from our 2015 results. Further, we expect Seacoast commitment to the ongoing innovation of its industry leading platform will continue to drive further operational gains.

And one last thing, we look forward to seeing shareholders at the upcoming conferences. In fact, our executive team will be at the Piper Jaffray conference next Thursday and Friday in Orlando, and the same team will be attending the SunTrust conference on May 25 in New York. We invite all of you to attend as we will be taking investors on a deeper dive into the plans we have to improve our performance, and build significant value for shareholders.

With that I’d like to turn the call over to Steve Fowle, our Chief Financial Officer, who is going to discuss some of the results for the quarter and afterwards, as always, we look forward to a few questions.

Steve Fowle: Thank you, Denny, and thanks to all of you for taking the time to join us this afternoon.

First quarter results were largely as we had anticipated and discussed with you last quarter. We reported GAAP earnings of $3.2 million or $0.09 per share including several non-core items. First, a $5.5 million in expenses related to the closing and successfully integrating our Floridian acquisition late in the second quarter. This acquisition will provide a 20% or better IRR for Seacoast.

Confirmation Number: 42335601

April 29, 2016 at 9:00 am Central Time

Two, a $700,000 charge related to our decision to close four legacy Seacoast branches in slower growth, Central Florida. This will provide nearly $1 million in annual savings following the second quarter branch closing date.

And third, $450,000 in unanticipated debt benefit from our bank owned life insurance program. While it can be argued this benefit is ongoing as it is part of BOLI’s all in return, we believe it’s appropriate to adjust this benefit out of our core earnings as this kind of gain will occur but only on a very periodic and unpredictable basis.

Excluding these items, adjusted net income increased 10% compared to last year’s $6.8 million, and our adjusted diluted earnings per share was $0.19, flat with last year and last quarter.

Let me take you through our income statement. First quarter performance was a result of significant revenue growth supported by and offset by increased expenses related to franchise growth and the regular first quarter impact of higher payroll taxes and other increased benefits costs.

Revenue improved considerably increasing nearly $6 million or 18% over prior year levels to $38.9 million and $2 million, or 5% not annualized from fourth quarter 2015 levels despite a seasonally slow quarter for loan growth due in part to larger than normal paydowns.

We continued to grow existing households organically at solid rates and accelerated cross sell efforts to existing and new customers. Our success in cross selling is a result of investments we made beginning in 2014 in data analytics to better know our customers behavior and digital marketing initiatives that leverage our online and mobile presence, ATM networks and 24x7 call center. We also saw the success of these digital initiatives reflected in the performance of our recently acquired markets of Orlando and Palm Beach County, which continue to outperform our expectations.

Confirmation Number: 42335601

April 29, 2016 at 9:00 am Central Time

Balance sheet expansion and improving mix also drove the growth in net interest income, which increased $4.5 million or 18% from last year’s first quarter and $1.1 million or 4% from the fourth quarter of 2015. Net interest margin increased to 3.68%, up compared to last year and to the last quarter.

Our cross sell success and overall franchise growth drove significant increases in fee income. Adjusted service fee income increased $859,000 or 12% over 2015's first quarter and $385,000 or 5%, not annualized, from the fourth quarter of 2015. To the point, our strong showing in interchange income, which improved 28% from prior year levels and 11% from last quarter, was a result of specific analytics driven customer outreach coordinated through multiple channels and demonstrates the opportunity available through our innovative cross sell platform.

Our reduced provision for loan losses also helped results this quarter. Our provision decreased to just under $200,000 down from $369,000 last quarter, the result of continued improvement in credit quality statistics and a seasonally slower first quarter for loan growth. This decrease in provision also reflects $397,000 of net recoveries realized this quarter and resulted in a slight increase of our allowance for loan losses to non-acquired loans to 1.04%. This resulted in an increase in coverage of nonperforming loans to 127% up from 110%.

Expenses, both reported and adjusted, increased year-over-year and quarter-over-quarter. GAAP expenses were up $10.4 million from the first quarter of 2015, which was the first full quarter following our acquisition of BankFirst and a significant cost cutting initiative. Adjusted for one-time acquisitions-related and other non-core expenses, expenses increased $4.4 million year-over-year.

Confirmation Number: 42335601

April 29, 2016 at 9:00 am Central Time

Approximately $3.5 million of this $4.4 million increase relates to ongoing expenses from the Grand Bank and factoring acquisitions made in 2015. Additionally, roughly $400,000 was related to ongoing operating expenses from the acquired Floridian franchise, so approximately $3.9 million of the $4.4 million increase was due to acquisitions.

Additional cost increases came primarily in salary and benefit costs, including decreased deferred origination costs as efforts to streamline origination and processing led to a decreased direct cost, and incentives. Year-over-year increases in items like data processing also reflect our continued organic growth.

Adjusted expenses increased $1.3 million quarter-over-quarter. In addition to the $400,000 of ongoing operating expense from the Floridian acquisition, first quarter results are impacted by increased benefit costs such as employment tax related costs, incentives and 401(K) driven expense and other items that peaked in the first quarter. Other larger items again include decreased deferred origination costs with results of our annual cost study implemented at the end of 2015. This last item came in right at expected levels.

So, let me turn to expectations for the remainder of the year. As Danny mentioned, we have reaffirmed our guidance for $1 per share of adjusted earnings for 2016, so this quarter is not reflective of our expectations for steadily improving earnings per share through 2016 and beyond. I'll walk you through our model starting with our balance sheet.

First quarter loan growth rates were behind levels you’ve recently seen from Seacoast; however, they do reflect what is typically a slower first quarter production combined with elevated pay downs. Our pipeline is strong across our businesses and we expect production levels to increase loans in Q2 and beyond at low double digit annualized rate.

Confirmation Number: 42335601

April 29, 2016 at 9:00 am Central Time

Deposit growth was also slower than levels you've seen in the past few quarters. This reflects expected seasonal decreases in public funds, combined with intentional deemphasis of non-relationship public funding. As you may expect this funding also typically carries higher funding costs.

Core funding, particularly transaction accounts, continues to grow at attractive rates and represents 56% of total deposits.

De-emphasis of public funding was done in part to prepare for liquidity we’ll receive from the BMO Harris branch acquisition. In the first and second quarters we are taking additional steps to prepare for the branch purchase, including: 1) purchase of investment securities in advance of receiving this liquidity, these purchases reflect high quality investments with low yield in a low to mid-twos; and 2) prepayments of $50 million in federal home loan bank advances with an average cost of 3.22%. We will show a $1.8 million pretax charge in the second quarter for early extinguishment of this debt.

Our modeling indicates that these few steps, in combination with our Floridian and BMO Harris branch deals, should offset and provide relatively stable net interest margin over the next few quarters with increasing net interest income dollars related to organic and acquired growth. We also anticipate strong gains in fee income related to continue targeted cross sell, organic growth and acquisitions. Our organic growth rate is expected to be in the low to mid-double digits and will be supplemented by fee income purchased with Floridian and BMO Harris deals, as well as opportunity to further sell into these acquired customer bases.

Confirmation Number: 42335601

April 29, 2016 at 9:00 am Central Time

Expense management is, of course, a key part of our plan. Excluding acquisitions, expenses will be relatively flat with the normalized level of operating costs posted in the first quarter as salaries and benefits costs normalize and other initiatives kick in. For example, we discussed that we are closing four legacy branch locations and expect to recognize $1 million in annual expense reduction beginning partway through the second quarter. Combined with revenue increases, expense management will lead to a natural organic earnings lift.

Expense management also extends to our 2016 acquisitions. We now expect to realize essentially all of our significant synergies from these in-market transactions no later than the third quarter this year, and well ahead of schedule. Acquisitions, especially with accelerated savings, will provide a significant incremental lift and help drive our efficiency ratio down into the low 60s by the end of the year. The operating leverage from these expected actions gives us confidence to reiterate our $1 per share goal during 2016.

I also wanted to take the time to provide some color as to the nature of our organic growth as I think it tells an important story. While we’ve produced a very respectable level of organic growth over the past year, we’ve achieved that growth while maintaining discipline. We continue to honor conservative guardrails around product mix, CRE concentrations, sub limits and other key factors. We have reduced the concentration of large relationships so that not only has the rate of our top 10 relationships to Tier I capital plus allowance dropped from 65% to 31% over the past five years, but the aggregate dollar level represented in these relationships has declined by 20% to $120 million, an average of $12 million per Top 10 relationship.

Also, our regulatory commercial real estate concentration remains below 200% of risk based capital, so we are not growing because of speculative or more risky CRE loans. Our disciplined approach is creating a well-performing diverse portfolio. And, while we see significant pricing competition in our markets, commercial and small business loans originated during the quarter carried an average rate of 4.2%. This reflects both the pricing power that the convenience of our digital delivering model brings, but also our continued pricing discipline.

Confirmation Number: 42335601

April 29, 2016 at 9:00 am Central Time

I’ll now return the call back to Denny for any concluding remarks before we take questions.

Dennis Hudson: Thank you, Steve. And I think we’ll just open the floor to questions, if we have any. Operator.

Question-and-Answer Session

Operator: [Operations Instructions] And our first question comes from Michael Young from SunTrust.

Michael Young: Good morning. I wanted to start with the re-affirmation of the $1 EPS target. Does that still include sort of a $0.06 benefit from rate hikes, and assuming now that, that maybe a little less likely, should we really set our sights slightly below $1 or do you think you can make up the ground on that?

Steve Fowle: This is Steve Fowle. The forward expectations don’t include anywhere near that level. We typically look to the forward curve as our best guess for where rates are going to go and use that in our continued analysis of forward earnings, but we do still reiterate the $1 per share. Where we’re expecting less in terms of upside rate benefit, we’ll make that up with two things. First, the accelerated cost savings from the acquisitions and also from continued initiatives we undertake internally to manage expenses.

Dennis Hudson: Said another way, we are committed to producing the dollar and we will get there.

Confirmation Number: 42335601

April 29, 2016 at 9:00 am Central Time

Michael Young: Got it. And was there anything on the elevated payoffs that was specifically unusual, the backup in rates driving that? And should we expect that level to continue or should that normalize in the second quarter?

Chuck Shaffer: This is Chuck Shaffer. No, I wouldn’t expect it to continue. We had some onetime payoff that came through and we let a couple of deals go due to terms that we were unwilling to match, so I wouldn’t expect it to continue.

Dennis Hudson: And when we looked at it and compared it, over the last couple of quarters it it was elevated, but it was not significantly elevated; it was little higher than normal, would you say, David?

David Houdeshell: Yes, this is David Houdeshell. The payoffs were sort of at a normal run-rate over a 2 to 3 quarter view, so we may have just received a couple, received some investor opportunities or repositioned properties. So I think you should normalize that for the balance of the year.

Dennis Hudson: We’ve been concerned about that, that’s a great question, and hard to say, but I guess our outlook is that things continue to kind of normalize as we go forward. And again, the up number on payoffs was not materially up, it was just up slightly and I think there were some other factors as we dug in—

Steve Fowle: Yes, draws were up a little less than we typically get, and I consider that part of net pay downs. But it’s a number of smaller changes as opposed to one big item.

Dennis Hudson: Yes, our lines usage was a little under where we had expected it.

Confirmation Number: 42335601

April 29, 2016 at 9:00 am Central Time

Chuck Shaffer: Just to piggyback on the back of that, our pipelines going into Q2 remains strong and we expect loan growth and loan function here in the second quarter.

Dennis Hudson: They’ve grown considerably on the commercial side, also residential is up very nicely. So we’re looking at having better performance in terms of production in Q2 and beyond.

Michael Young: And just to be clear, the pay downs that you did see, were those going to sort of permanent financing markets, maybe outside the banking industry? Are you seeing, Steve, you also commented on the pressure on loan yields from competitive pressures, is that more driven by new entrants into the market that you've seen over the last six months to a year? Any color there?

Dennis Hudson: In terms of the competition, I would say everybody is now fully engaged. And included in that would be the larger mega banks, Wells Fargo, BofA, Chase, in particular with Wells Fargo I would say are fully engaged in this space. And I would say it's less the smaller community banks; it’s more the larger banks which are able competitors. David, any other comments there?

David Houdeshell: I would say we’ve also seen the life’s companies in the program market come back a little bit stronger, not just this quarter, but we’ve seen them comeback in the last few quarters. I think it's the full reflection of the power of the economy of Florida. Florida is back in their investment cycle, so this is an environment we're willing and able to compete in.

Michael Young: Just one last piggyback question, just the level of purchase accounting accretion in the margin this quarter and maybe any outlook going forward for that once the deals are closed and you get a full run rate?

Confirmation Number: 42335601

April 29, 2016 at 9:00 am Central Time

Steve Fowle: We did not have a significant amount of excess accretion this quarter like we had in the year ago period and back at that point we discussed that there was over 10 basis points of excess accretion. Our normal accretion has been running about 10 basis points. As our older deals’ lifecycle mature and we put on new deals, I don't expect that to change materially.

Dennis Hudson: So, we had really no excess accretion this quarter, it was a very standard quarter and it is what it is.

You also asked for an outlook and I would guess we continue to base all of our forecasts on no excess accretion and that's our plan going forward. And when it comes, it's very difficult to predict, as you well know.

Operator: And our next question comes from Christopher Marinac from FIG Partners. Please go ahead.

Christopher Marinac: Denny, if we look at the operating expenses this quarter and also in the second quarter, are we going to see improvement in second quarter, or is there more noise in 2Q and there we're going to see more real improvement in second half of this year? Just want to understand the timing—.

Dennis Hudson: You'll see both. Any comments, Steve?

Steve Fowle: Yes, so I think if you look at adjusted expenses, my comment there was those should remain relatively flat quarterly through the course of the year. We do expect additional one-timers in the next two quarters, probably $2 million to $2.5 million next quarter, near $1 million in the third quarter related to primarily the BMO Harris acquisition.

Confirmation Number: 42335601

April 29, 2016 at 9:00 am Central Time

Christopher Marinac: So BMO, there’s a level of adjusted expenses now at the end of the quarter, BMO will have that increased slightly and then those will start to fall?

Steve Fowle: That's right, so the acquisitions will add on to the legacy expense run rate.

Dennis Hudson: So, I would think about it this way, Chris, Q2 will receive the full force and effect of the Floridian acquisition and we'll be down to, in this quarter I think we only have 20 days of revenue and expense in there and virtually none of the cost savings. So, a significant chunk, I’d say substantially all of the cost savings related to Floridian will be realized in Q2 and we'll have another call it 20 days of impact from BMO, I think our closing date is early June, and so we'll have a handful of days in Q2, just as we did with Floridian in Q1.

And we will realize substantially all of the BMO cost savings in Q3 on top of the remaining cost savings related to Floridian in Q3. So you add it all together and we have substantial improvement in Q2 and we have even greater improvement in Q3 and then full improvement in Q4. Q4 should be a very clean quarter. And we're going to be disclosing next quarter kind of where we are on the cost-outs related, so you'll have a lot more visibility I think to later in the year and the kind of efficiency run rate we're going to create as we approach the end of the year, which will be a substantial improvement over where we started this year as you know.

Christopher Marinac: Got it. So from a standpoint of the branches going forward, there are still additional branch rationalization that will see later as you integrate BMO and kind of look at the whole enterprise?

Confirmation Number: 42335601

April 29, 2016 at 9:00 am Central Time

Dennis Hudson: We will do a substantial amount of that work this year. And again, next quarter I think we’ll have some very specific information to share with you about where we are in that process and I think you’ll have much more visibility around what the second half of the year is going to reveal.

Christopher Marinac: Got it, okay. And then last question I guess also from a strategic standpoint is, are there additional opportunities on the M&A front and do you think that the price expectations can kind of overlap with where they can be accretive and productive financially for Seacoast?

Dennis Hudson: As you know there was very little activity earlier in the year I think due to currency value issues just generally. But we stick to what we’ve been saying, which is we do not believe we deserve to continue to operate unless we can produce decent organic growth and we have focused a tremendous amount of internal activity over the last couple of years on rebuilding our capability to create organic growth. That drives real value for shareholders over time. And we’re very pleased with our progress, we have more progress to make as we get deeper into the year, and we found opportunities, we think, for M&A to supplement that growth in the ways that fit really nicely with, for example, our cross sell engine and the other processes we have in place around organic growth. And we’ve actually proven conclusively that not only do we achieve the cost-outs and not only do we achieve tremendous integration work that has been very, very smooth with our streamlined playbook that we developed a couple of acquisitions ago, but on top of that we’re beginning to generate the organic revenue growth on top of that customer base.

I’ll give you one statistic. When we looked at a month-to-month result coming out of the last couple of acquisitions, our customer attrition in the first 90 days was no different than our gross attrition rate for the company as a whole. So we saw some net attrition rates, but they were not elevated compared with our gross attrition rates for the company as a whole. After the 90 day period, we saw things dramatically pickup in terms of cross sell and in terms of new account acquisition on top of that customer base. So as I said earlier in the call, those rates I don’t think will continue forever, but at least the early returns in the first year where they were double the rates we were achieving in our legacy franchise. And I think that’s the function of the deeper markets that those new franchises produced.

Confirmation Number: 42335601

April 29, 2016 at 9:00 am Central Time

When we look at us over the last two years, we have shifted a tremendous amount of our infrastructure into metro areas and they’re the strongest metro areas in the United States. Again, Orlando Metro and Palm Beach County, Broward County in South Florida; we’re staying out of Dade County. And by shifting our resources around like that, we think we can continue to achieve outsized organic growth.

To answer your question on do we see M&A opportunities out there, we’re always vigilant in looking. Not a lot of buyers out there at this point and we’ll continue to remain very disciplined. It is all a function of one thing and that is the customer base we’re acquiring and our ability to serve that customer base and create real value for shareholders. So that remains our focus. We’re not a serial acquirer driving temporary growth and value with tremendous accretion. We’re an organic growth company. And by end of this year, I want to be able to prove that we are outperforming most in terms of the ability to produce organic growth, but that doesn’t preclude us from tackling an acquisition if it makes sense to us late this year with something that might occur next year. So we’ll just have to see how that unfolds.

Christopher Marinac: Great. Thank you. Thanks, Steve.

Dennis Hudson: Thanks, Chris.

Operator: And there are no further questions at this time.

Dennis Hudson: Great. Thank you for attending today. We look forward to updating you on our results in July. Thank you.

Confirmation Number: 42335601

April 29, 2016 at 9:00 am Central Time

Operator: Thank you, ladies and gentlemen and this concludes today’s call. Thank you for participating. You may now disconnect.